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                                                                 EXHIBIT (10)(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 18, 2009, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated
February 19, 2009, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account-III, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" and "Condensed Financial Information" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP



New York, New York
April 15, 2009